Exhibit 10.1

FORM OF STOCK APPRECIATION RIGHT AGREEMENT

This STOCK APPRECIATION RIGHT AGREEMENT (“SAR Agreement”) is dated as of [insert date], 2013 (the “Date of Grant”) and delivered by Cowen Group, Inc. (the “Company”), to [insert name] (the “Grantee”).
RECITALS
The Cowen Group, Inc. 2010 Equity and Incentive Plan (the “Plan”) provides for the grant of stock appreciation rights with respect to shares of Class A common stock of the Company, in accordance with the terms and conditions of the Plan. The Compensation Committee of the Board of Directors of the Company (the “Committee”) has decided to make a stock appreciation right grant, subject to the terms and conditions set forth in this SAR Agreement and the Plan, as an inducement for the Grantee to promote the best interests of the Company and its stockholders.
NOW, THEREFORE, the parties to this SAR Agreement, intending to be legally bound hereby, agree as follows:

1.	Grant of SAR.
Subject to the terms and conditions set forth in this SAR Agreement, the Company hereby awards the Grantee a stock appreciation right (the “SAR”) with respect to [insert number] shares of Class A common stock (“Stock”) under the Plan. The Grantee accepts the SAR and agrees to be bound by the terms and conditions of this SAR Agreement and the Plan with respect to the award.

2.	SAR.
The SAR represents the right to receive an amount equal to the appreciation in value of shares of Stock over the Base Amount. The Base Amount is $ [insert closing price on Date of Grant] per share, which is the per share fair market value of the Stock on the Date of Grant. No shares of Stock shall be issued to the Grantee at the time the award is made, and the Grantee shall not be, nor have any of the rights or privileges of, a stockholder of the Company with respect to any SARs. The Grantee shall not have any interest in any fund or specific assets of the Company by reason of this award, and the Grantee shall be an unsecured creditor of the Company.

3.	Automatic Exercise.
The entire SAR shall be deemed to have been exercised by the Grantee on [insert date] (“Vesting Date”) if (i) the Base Amount is less than the Fair Market Value on the Vesting Date; and (ii) the Grantee has continuously been employed by the Company from the Date of Grant until the Vesting Date. Other than as set forth in Paragraph 5 below, service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportional vesting. The “Fair Market Value” will be determined based on the 10-day VWAP of Cowen Group Inc. stock, looking back ten (10) calendar days from the Vesting Date.

4.	Exercise Procedures.
(a)Payment. Upon exercise, the Company shall deliver to the Grantee a number of whole shares of Stock that will be determined by dividing the Stock Appreciation (as defined below) by the closing price of a share of Stock on the date of exercise. Only whole shares of Stock will be delivered pursuant to the exercise of the SAR, and, to the extent that a fractional share of Stock would result, the cash value of such fractional share will be paid to the Grantee in lieu of a fractional share. For purposes of this Paragraph 4(a), the “Stock Appreciation” shall mean the amount that results from multiplying (i) the number of shares as to which the SAR is to be exercised by (ii) the amount by which the Fair Market Value of a share of Stock on the date of exercise exceeds the Base Amount.
(b)Delivery. The obligation of the Company to deliver shares of Stock upon exercise of the SAR shall be subject to all applicable laws, rules and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as the Company's counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the SAR after the Grantee's death) represent that the Grantee is acquiring shares for the Grantee's own account and not with a view to or for sale in connection with any distribution of the shares, or such other representation as the Committee deems appropriate.
(c)Tax Obligations. All obligations of the Company under this SAR Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable (the “Tax

Withholding Amount”). To satisfy the Tax Withholding Amount, the Company will withhold the number of shares of Stock with an aggregate fair market value on the Vesting Date equal to the Tax Withholding Amount.
5.Termination of the SAR.
(a)The SAR shall automatically vest upon termination of Grantee's employment due to (i) Grantee's death, (ii) Grantee's Disability, (iii) Change in Control, (iv) termination by Company without Cause; or (v) resignation by the Grantee for Good Reason. The date Grantee's employment terminates shall be considered the Vesting Date for purposes of Paragraph 3, above. The SAR shall be exercised, pursuant to Paragraph 4 above, on the date that a general release of claims in favor of the Company becomes irrevocable pursuant to Grantee's Employment Agreement.
(b)The SAR shall automatically terminate upon the happening of the first of the following events:
(i)If the Base Amount is greater than the Fair Market Value of a share of stock on the Vesting Date.
(ii)The date on which the Grantee ceases to be employed by, or provide service to, the Company for cause.
(iii)The date the Grantee gives the Company notice of resignation, or resigns, without Good Reason.
(c)For purposes of this SAR Agreement, the terms “Cause,” “Disability,” and “Good Reason” shall have the meaning set forth in the Grantee's Employment Agreement in effect as of the Date of Grant (“Employment Agreement”). “Change in Control” shall have the meaning set forth in the Plan.
6.Grant Subject to Plan Provisions.
This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and payment of the SAR are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares issued under the Plan, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe the SAR pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.
7.Interplay with Employment Agreement.
This SAR Agreement shall be interpreted and construed consistent with Grantee's Employment Agreement, and in the even of a conflict between the terms of such Employment Agreement and the terms of this SAR Award, the terms of the Employment Agreement shall control.
8.No Employment or Other Rights.
Subject to Grantee's Employment Agreement, this grant of the SAR shall not confer upon the Grantee any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate Grantee's employment at any time.
9.Section 409A.
It is intended that the provisions of this SAR Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed.
10.Assignment and Transfers.
The rights and interests of the Grantee under this SAR Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company's parents, subsidiaries, and affiliates. This SAR Agreement may be assigned by the Company without the Grantee's consent.
11.Governing Law.
This SAR Agreement shall be governed by and construed in accordance with the laws of the State of New York other than its laws regarding conflicts of law (to the extent that the application of the laws of another jurisdiction would be required thereby).
12.Notice.
Any notice to the Company provided for in this SAR Agreement shall be addressed to the Company in care of the Head of Human Resources, and any notice to the Grantee shall be addressed to Grantee's last known home address provided by Grantee to the Company as of the date of notice, or to such other address as the Grantee may designate to Human Resources in writing. Any notice shall be delivered by hand or mail with proof of delivery (such as certified mail, UPS, or FedEx).
13.Entire Agreement.
Except as otherwise specified herein, this SAR Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings, agreements, correspondence, and term sheets of or between the Company and the Grantee with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Stock Appreciation Right Agreement as of the Date of Grant.

COWEN GROUP, INC.

I hereby accept the award of the SAR described in this SAR Agreement, and I agree to be bound by the terms of the Plan and this SAR Agreement. I hereby agree that all decisions and determinations of the Committee with respect to the SAR shall be final and binding.

Signed:
[insert]             Date